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                                                                  Exhibit 10.51


                              EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT ("Agreement") is made as of October 13, 1997, between The American Materials & Technologies Corporation, a Delaware corporation ("the Company") and James L. Russell, an individual ("Executive").

                                WITNESSETH THAT:

        WHEREAS, the Company desires to employ Executive as its Vice President and Chief Financial Officer for the period and upon and subject to the terms herein provided; and

        WHEREAS, Executive is willing to agree to be employed by the Company for the period and upon and subject to the terms herein provided;

        NOW, THEREFORE, in consideration of the premises, the parties hereto covenant and agree as follows:

        SECTION 1. TERM OF EMPLOYMENT; COMPENSATION. The Company agrees to employ Executive from the date hereof until October 13, 2000, in an executive capacity as Vice President and Chief Financial Officer, with the responsibilities and benefits normally associated with such position. The Company will pay Executive for his services during the term of the Executive's employment hereunder at an annual rate of not less than $135,000, payable semi-monthly in accordance with standard Company practice, subject to such payroll and withholding deductions as are required by law. Executive's base salary shall be subject to annual review commencing December 31, 1998. Executive shall be entitled to receive an annual bonus for each year of employment under this Agreement, in an amount to be determined by the Compensation Committee of the Company's Board of Directors. In addition, the Company shall cause Executive to be granted an option to purchase 25,000 shares of common stock, $.01 par value, of the Company at a purchase price equal to the closing market price on the day prior to the date of the next meeting of the Company's Board of Directors. Such option will have a term of ten years and vest in equal annual installments over a period of four years from the date of grant, and shall be subject to the other terms and conditions customarily attached to options issued by the Company under its Incentive and Nonqualified Stock Option Plans. Notwithstanding the preceding sentence of this Section 1, all options granted pursuant to this Section 1 shall vest in full upon and immediately prior to the sale of all or substantially all of the assets of the Company or the merger of the Company with any other corporation or other entity as a result of or as a part of any change in control of the Company.

        SECTION 2. OFFICE AND DUTIES. Executive shall have responsibility, subject to the Board of Directors of the Company, for participating in the management and direction of the Company's business and shall perform such tasks and duties as may from time to time be





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assigned to the Executive by the President and/or the Board of Directors;
provided that Executive's duties shall not be inconsistent with Executive's title and position. Executive shall devote substantially all of his business time, labor, skill, undivided attention and best ability to the performance of his duties hereunder. During the term of his employment, Executive shall not directly or indirectly pursue any other business activity without the Company's prior written consent. Executive agrees that he will travel to whatever extent is reasonably necessary in the conduct of the Company's business and agrees to relocate his residence to the Los Angeles, California area.

        SECTION 3. EXPENSES. Executive shall be entitled to prompt reimbursement for expenses incurred by him in connection with the performance of his duties hereunder upon submission of vouchers therefor in accordance with the Company's established procedures. In addition, the Company agrees to pay $1,500 per month for temporary living expenses for a period of ten months in connection with Executive's relocation to the Los Angeles area. The Company also agrees to pay for moving Executive's household goods, furniture and personal property from La Jolla, California to Los Angeles, and to reimburse real estate commissions (up to 6%) upon the sale of Executive's current residence.

        SECTION 4. VACATION. Executive shall be entitled to a paid vacation of four weeks per year.

        SECTION 5. ADDITIONAL BENEFITS. Executive shall be entitled to participate in all fringe benefit plans which the Company may, in its sole and absolute discretion, make available generally to its employees, including medical, dental long-term disability, life insurance, and 401(k) plan. However, the Company shall not be required to establish or maintain any such program of plan.

        SECTION 6. TERMINATION OF EMPLOYMENT. (a) Notwithstanding any other provision of this Agreement, Executive's employment may be terminated:

        (i) By the Company without cause, in which event the Company shall pay to Executive an amount equal to one year's base salary.

       (ii) In the event of the Executive's termination following the sale or merger or other change in control of the Company, Executive shall be paid an amount equal to the then current base salary for a period of twelve months plus a bonus amount equal to 20% of such annual salary. Executive shall also be paid a pro-rata bonus, computed at 20% of salary, for the portion of the current fiscal year through date of termination.

      (iii) By the Company for "Cause" (as hereafter defined) in which event the Company's obligation to pay future compensation hereunder shall cease, except for any obligation of the company under any compensation or benefit plan in which Executive is then a vested beneficiary. "Cause" means:





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             (A)  Executive's material failure, refusal or inability to perform, neglect of, or carrying out in an irresponsible way his duties hereunder, or breach of any one or more of the material provisions of this Agreement, which shall have continued for a period of thirty days (or such longer period as is reasonable required to cure such breach with diligent and good faith effort) after written notice to Executive from the President or other representative of the Board of Directors of the Company specifying such breach or failure and which shall not have resulted from a breach of any material provision of this Agreement by the Company;

             (B) Inability of Executive to discharge his duties hereunder for one or more period totaling three consecutive months during any consecutive twelve month period due to illness, accident or other disability (mental or physical); or

             (C) Conviction of Executive for any crime involving moral turpitude or any other illegal act that materially and adversely reflects upon the business affairs or reputation of the company or on Executive's ability to perform his duties hereunder.

      (iv) By the Executive for any reason upon two weeks' written notice, in which event the Company's obligation to pay future compensation hereunder shall cease, except for any obligation of the Company under any compensation or benefit plan in which Executive is then a vested beneficiary; provided, however, that if such termination by the Executive is the result of a material breach by the Company of the terms hereof which continues for ten days (or such longer period as is reasonably required to cure such breach with diligent and good faith effort) after the Company's receipt of written notice thereof, then the Company shall pay to Executive an amount equal to twelve months' base salary plus any bonus earned under this Agreement, such bonus amount to be computed on a pro rata basis according to the number of months of employment completed during such fiscal year. In addition, all of Executive's stock options granted pursuant to the Agreement shall become vested in full and immediately exercisable.

        (b) In the event of Executive's death during the term of his employment, the Company's obligation to pay any further compensation hereunder shall cease, except that Executive's legal representative shall be entitled to receive his fixed compensation for the period up to the last day of the month in which such death shall have occurred.

        SECTION 7. CONFIDENTIALITY. Executive shall not, either during the period of his employment with the Company or thereafter, reveal or disclose to any person outside the Company or use for his own benefit, without the Company's specific written authorization, whether by private communication or by public address or publication or otherwise, any information concerning the affairs of the Company not already lawfully generally available. Upon the termination of Executive's employment, Executive shall promptly surrender to the Company all documents, materials, data, information and equipment belonging to or relating to






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the Company's business and in his possession, custody or control, and Executive shall not thereafter retain or deliver to any other person any of the foregoing.

        SECTION 8. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been given when delivered or three days after mailing if mailed by first-class, registered or certified mail, postage prepaid, addressed, if to Executive, at his current residence and, if to the Company, to its corporate office at 5915 Rodeo Road, Los Angeles, California 90016.

        SECTION 9. ASSIGNABILITY. This Agreement shall not be assignable by Executive, but it shall be binding upon, and to the extent provided in SECTION 6 shall inure to the benefit of, his heirs, executors, administrators and legal representatives.

        SECTION 10. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the Company and Executive with respect to the subject matter thereof and there have been no oral or other agreements of any kind whatsoever as a condition precedent or inducement to the signing of this Agreement or otherwise concerning this Agreement or the subject matter hereof.

        SECTION 11. EXPENSES. Each party shall pay its own expenses incident to the performance or enforcement of this Agreement, including all fees and expenses of its counsel, except as otherwise herein specifically provided.

        SECTION 12. WAIVERS AND FURTHER AGREEMENTS. Any waiver of any terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof; provided, however, that no such written waiver, unless it by its own terms explicitly provides to the contrary, shall be construed to effect a continuing waiver of the provision being waived and no such waiver in any instance shall constitute a waiver in any other instance or for any other purpose or impair the right of the party against whom such waiver is claimed in all other instances or for all other purposes to require full compliance with such provision. Each of the parties hereto agrees to executive all such further instruments and documents and to take all such further action as the other party may reasonably require in order to effectuate the terms and purposes of this Agreement.

        SECTION 13. AMENDMENTS. This Agreement may not be amended, nor shall any waiver, change, modification, consent or discharge be effected except by an instrument in writing executed by or on behalf of the party against whom enforcement of any waiver, change, modification , consent or discharge is sought.

        SECTION 14. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the law of the State of California.




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        IN WITNESS WHEREOF, the parties have executed or this Agreement as of the date first above written.


                                    THE AMERICAN MATERIALS & TECHNOLOGIES
                                    CORPORATION

                                    By:  /s/ Paul W. Pendorf
                                         -----------------------------------
                                         Paul W. Pendorf
                                         President & Chief Executive Officer


                                    EXECUTIVE

                                         /s/ James L. Russell
                                         -----------------------------------
                                         James L. Russell













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